UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 19, 2005

WHIRLPOOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3932	38-1490038

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2000 M63 North, Benton Harbor, Michigan	49022-2692

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (269) 923-5000

(Former name or former address, if changed since last report.)

Item  1.01 – Entry into Definitive Material Agreement

At the registrant’s April 19, 2005 annual meeting of stockholders, the Whirlpool Corporation Nonemployee Director Equity Plan was approved by stockholders. The text of the plan is being furnished as an Exhibit to this report.

Under the plan, each nonemployee director will receive a one-time grant of 1,000 shares of common stock at the time the director joins the Board. In addition, each nonemployee director will receive on the date of each annual meeting of stockholders a grant of common stock valued at $54,000 and the grant of an option to purchase common stock of Whirlpool valued at $36,000 under the Plan. The number of shares of common stock to be issued to each director annually will be determined by dividing $54,000 by the fair market value of Whirlpool’s common stock on the date of the grant. The number of stock options received by each director under the Plan will be determined by dividing $36,000 by the product of the current fair market value of the common stock on the day before the grant date multiplied by 0.35, the estimated Black-Scholes value of the Company’s common stock. The Plan also provides nonemployee directors with the opportunity to defer receipt of their annual grant of stock if the director makes a valid, timely, and irrevocable election to make such a deferral. All deferred equity compensation will be credited to a bookkeeping reserve account pursuant to the deferred compensation plan established by the Company for that purpose and shall earn dividend equivalents until it is paid out. A director so deferring equity compensation will not have any rights as a stockholder with respect to the deferred equity compensation. All deferred compensation will be paid out in common stock of the Company issued to the director upon the director leaving the Board.

Item  2.02 – Results of Operations and Financial Condition

On April 21, 2005, the registrant announced its first-quarter 2005 net earnings of $86 million, or $1.26 per diluted share, compared to $101 million, or $1.43 per diluted share, in the same period last year.

The text of the press release is being furnished as an Exhibit to this report.

Item  9.01 – Financial Statements and Exhibits

(i)	copy of Whirlpool Corporation Nonemployee Director Equity Plan

(ii)	copy of press release dated April 21, 2005 announcing the registrant’s 2005 first quarter results

Exhibit Index

Exhibit No.	Description

99.1	Whirlpool Corporation Nonemployee Director Equity Plan, effective January 1, 2005, based upon stockholders approval on April 19, 2005.

99.2	Press release dated April 21, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: April 21, 2005	By:	/s/ Robert T. Kenagy
Name: Robert T. Kenagy Title: Corporate Secretary